ENERGY FOCUS, INC. REPORTS FOURTH QUARTER AND 2009 RESULTS
PROVIDES FIRST QUARTER 2010 FORECAST

SOLON, Ohio, March 31, 2010 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the fourth quarter ended December 31, 2009 and forecast for first quarter and 2010 sales and cash usage.

Financial and operating highlights for Q4 and 2009 include the following:

•	Net sales from continuing operations of $3.6 million for the fourth quarter 2009 increased 19.9%, with respect to third quarter 2009 net sales from continuing operations and 3.2% versus fourth quarter 2008 net sales from continuing operation of $3.5 million. Annual 2009 sales of $12.5 million from continued operations ($14.0 million including discontinued operations) declined 38% versus 2008.

•	The company finished the fourth quarter of 2009 with cash in the amount of $1.1 million and total shareholders’ equity of $11.5 million. Net cash outflow for the fourth quarter was $2.3 million. Net cash outflow for 2009 was $9.5 million.

•	The Company raised $3.75 million in a successful rights offering which closed November 2, 2009.

•	The Company completed the purchase of Stones River Companies, LLC (“SRC”) December 31, 2009.

The forecast for Q1 and 2010 include the following:

•	Sales to exceed $7.5 million in Q1 2010 versus $2.5 million in Q1 2009 from continuing operations with about 60% of the sales due to the new SRC business unit. Sales of $35 million are anticipated for 2010.

•	$1.5 million in new R&D cost recovery contracts secured in Q1 2010 for the development of new LED lighting products for military and commercial applications.

•	Net cash outflow from operations for Q1 2010 are expected to be less than $1 million compared to a net cash outflow of $3.8 million in Q1 2009. The company expects to be net cash flow positive from operations in 2010.

•	$16.5 million in lighting retrofit contracts secured by the end of Q1 for work expected to be completed in 2010.

“I’m absolutely delighted that the company was able to complete the purchase of SRC at the end of the year,” said Joe Kaveski, CEO of Energy Focus, Inc. “It was the right thing to do at the right time. I am extremely grateful for the broad support from our investors who made the purchase possible. With $16.5 million in lighting contracts already secured for business we expect to complete in 2010 and more than $7.5 million in sales already recorded for the quarter, Energy Focus has a great start to the year. I’m also pleased to report that cash coming from these sales, coupled with our aggressive cost reductions of $2.1 million year over year in SG&A from continued operations have cut cash usage dramatically. Providing energy efficient lighting solutions has already proven to be the foundation of the Company’s success in 2010 and beyond.”

Energy Focus, Inc. management will host a conference call on Wednesday, March 31, 2010 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the 4th Quarter and year end 2009 financial results followed by a Q & A session. Dialing 1-877-741-4239 (US Canada) or 1-719-325-4811 (International/Local) can access the call. The conference ID number is 6544796. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-877-741-4239 (US/Canada) or 1-719-325-4811 (international/local) and entering the following pass code: 6544796. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on March 31st, 2010 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:	Investor Contact:
Energy Focus, Inc., Public Relations Office (440) 715-1295 pr@efoi.com	CleanTech IR, Inc. 310-541-6824 btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,062	$10,568
Accounts receivable trade, net of allowance for doubtful accounts		—
of $317 in 2009 and $356 in 2008	2,922	2,617
Inventories, net	3,770	5,539
Prepaid and other current assets	509	310

Total current assets	8,263	19,034
Fixed assets net	3,091	4,459
Goodwill, net	672	—
Intangible assets, net	2,750	—
Collateralized assets	2,500	—
Other assets	102	143
Total assets	$17,378	$23,636

LIABILITIES
Current liabilities:
Accounts payable	$1,677	$2,770
Accrued liabilities	1,854	1,602
Deferred revenue	295	191
Credit line borrowings	—	1,904
Current portion of long-term borrowings	—	54

Total current liabilities	3,826	6,521
Other deferred liabilities	149	81
Acquisition-related contingent liabilities	1,183	—
Long-term borrowings	715	245

Total liabilities	5,873	6,847
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2009 and 2008
Issued and outstanding: no shares is 2009 and 2008
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2009 and 2008
Issued and outstanding: 21,250,0000 in 2009 and 14,835,000 in 2008	1	1
Additional paid-in capital	71,373	65,865
Accumulated other comprehensive income	474	251
Accumulated deficit	(60,343)	(49,328)
Total shareholders’ equity	11,505	16,789
Total liabilities and shareholders’ equity	$17,378	$23,636

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31,
(amounts in thousands except per share amounts)

	2009	2008	2007
Net sales	$12,489	$20,032	$19,761
Cost of sales	10,449	15,926	14,704

Gross profit	2,040	4,106	5,057
Operating expenses:
Research and development	319	237	2,611
Sales and marketing	6,044	8,081	8,227
General and administrative	5,333	5,443	5,015
Loss on impairment	—	3,195	—
Restructuring	125	—	456

Total operating expenses	11,821	16,956	16,309

Loss from operations	(9,781)	(12,850)	(11,252)
Other income (expense):
Other (expense) income	47	(91)	150
Interest (expense) income	(73)	18	305

Loss from continuing operations before income taxes	(9,807)	(12,923)	(10,797)
Provision for income taxes	(7)	250	(190)

Net loss from continuing operations	$(9,814)	$(12,673)	$(10,987)
Discontinued operations:
Loss from operations of discontinued operations,
including loss on disposal of discontinued operations
of $664,000 in 2009	(1,201)	(1,775)	(329)
Provision for income taxes	—	—	(1)

Loss from discontinued operations	(1,201)	(1,775)	(330)

Net loss	$(11,015)	$(14,448)	$(11,317)

Net loss per share — basic and diluted	$(0.70)	$(1.02)	$(0.98)

Shares used in computing net loss per share -
basic and diluted	15,763	14,182	11,500